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                                                                    EXHIBIT 12.1

                                 PNC BANK CORP.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

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
                                                                                    Year Ended December 31
                                                        --------------------------------------------------------------------------
Dollars in thousands                                       1994            1993            1992             1991          1990
                                                        ----------      ----------      ----------      ----------      ----------
Earnings:
Income before income taxes and cumulative
 effect of changes in accounting principles             $  902,389      $1,116,612      $  778,122      $  548,201      $   29,425
 Fixed charges excluding interest
 on deposits .........................                   1,043,195         649,898         517,424         513,370         918,698
                                                        ----------      ----------      ----------      ----------      ----------
  Subtotal............................                   1,945,584       1,766,510       1,295,546       1,061,571         948,123
 Interest on deposits ................                     935,876         742,772       1,063,422       1,727,765       1,973,087
                                                        ----------      ----------      ----------      ----------      ----------
  Total...............................                  $2,881,460      $2,509,282      $2,358,968      $2,789,336      $2,921,210
                                                        ==========      ==========      ==========      ==========      ==========

Fixed charges:
 Interest on notes and debentures.....                  $  515,732      $  265,353      $  145,125      $   95,207      $   84,045
 Interest on borrowed funds...........                     499,252         362,995         352,162         398,779         816,448
 Amortization of notes and debentures.                       1,346             967             970             584             538
 Interest component of rentals .......                      26,865          20,583          19,167          18,800          17,667
                                                        ----------      ----------      ----------      ----------      ----------
  Subtotal............................                   1,043,195         649,898         517,424         513,370         918,698
 Interest on deposits.................                     935,876         742,772       1,063,422       1,727,765       1,973,087
                                                        ----------      ----------      ----------      ----------      ----------
  Total...............................                  $1,979,071      $1,392,670      $1,580,846      $2,241,135      $2,891,785
                                                        ==========      ==========      ==========      ==========      ==========

Ratio of Earnings to Fixed Charges:
 Excluding interest on deposits .....                         1.87x           2.72x           2.50x           2.07x           1.03x
 Including interest on deposits.......                        1.46            1.80            1.49            1.24            1.01
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